Exhibit 99.1

Delek Logistics Partners, LP Announces Closing of Public Offering of Common Units and Full Exercise

of Underwriters’ Option to Purchase Additional Units

BRENTWOOD, Tenn., August 14, 2026 – Delek Logistics Partners, LP (NYSE: DKL) (“Delek Logistics”) announced today that it has closed its previously announced underwritten public offering of 4,600,000 common units representing limited partner interests in Delek Logistics, including 600,000 common units sold pursuant to the underwriters’ full exercise of their option to purchase additional common units, at a price of $50.00 per unit. Delek Logistics intends to use the gross proceeds of approximately $220.8 million, after underwriting fees and commissions and before other offering-related expenses, to repay outstanding borrowings under its revolving credit agreement and for general partnership purposes.

None of the common units sold in the offering were purchased by Delek US Holdings, Inc. (“Delek Holdings”). As a result, Delek Holdings’ ownership of the outstanding Delek Logistics common units declined from 63.0% prior to the offering to approximately 58.0% following the closing of the offering.

The offering was made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”). A prospectus supplement relating to the offering has also been filed with the SEC.

Truist Securities, Inc., Mizuho, and Raymond James & Associates, Inc. acted as joint book-running managers for the offering. A copy of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from any of the underwriters, including Truist Securities, Inc. at 740 Battery Ave SE, 3rd Floor, Atlanta, Georgia 30339, Attention: Equity Capital Markets or by email at TruistSecurities.prospectus@Truist.com; Mizuho Securities USA LLC at 1271 Avenue of the Americas, 3rd Floor, New York, NY 10020, Attention: Equity Capital Markets or by email at us-ecm@mizuhogroup.com; and Raymond James & Associates, Inc. at 880 Carillon Parkway, St. Petersburg, Florida 33716, Attention: Equity Syndicate or by email at prospectus@raymondjames.com. You may also obtain these documents for free when they are available by visiting the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”).

About Delek Logistics Partners, LP

Delek Logistics is a midstream energy master limited partnership headquartered in Brentwood, Tennessee. Through its owned assets and joint ventures located primarily in and around the Permian Basin, the Delaware Basin and other select areas in the Gulf Coast region, Delek Logistics provides gathering, pipeline and other transportation services primarily for crude oil and natural gas customers, storage, wholesale marketing and terminalling services primarily for intermediate and refined product customers, and water disposal and recycling services.

Delek Holdings (NYSE: DK) owns the general partner interest as well as a majority limited partner interest in Delek Logistics and is also a significant customer.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including statements regarding the closing of the offering and the anticipated use of the net proceeds therefrom. These statements may contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, are made as of the date they were first issued and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Delek Logistics’ control. Delek Logistics’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including, but not limited to, market risks and uncertainties, including those which might affect the offering. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in Delek Logistics’ filings and reports with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2025, the Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026 and other reports and filings with the SEC.